Exhibit 10.41

APN Numbers:
162-21-101-001	162-21-101-001

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

DORSEY & WHITNEY LLP
Suite 1500, 50 South Sixth StreetMinneapolis,
Minnesota 55402-1498Attention:
Kenneth T. Tyra

INSTRUCTIONS TO COUNTY RECORDER:
Please index this document as
(1) a construction deed of trust
(2) assignment of rents and leases; and
(3) a fixture filing.

(Space above for Recorder’s Use)

DEED OF TRUST
with Assignment of Rents and Fixture Filing

NOTICE: THE OBLIGATIONS SECURED HEREBY PROVIDE FOR THE PERIODIC INCREASES AND/OR DECREASES IN THE APPLICABLE INTEREST RATE.

NOTICE: THE OBLIGATIONS SECURED HEREBY INCLUDE REVOLVING CREDIT OBLIGATIONS WHICH PERMIT BORROWING, REPAYMENT AND REBORROWING.

        The parties to this Deed of Trust with Assignment of Rents and Fixture Filing (“Deed of Trust”), made as of September 26, 2003, are COAST HOTELS AND CASINOS, INC., a Nevada corporation, as trustor (“Trustor”), EQUITABLE DEED COMPANY, a California corporation, as trustee (“Trustee”), and BANK OF AMERICA, N.A., a national banking association formerly known as Bank of America National Trust and Savings Association, as beneficiary (“Beneficiary”), as “Administrative Agent” for itself and the other lenders (collectively, the “Lenders”) now or hereafter a party to that certain Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of September 26, 2003 among Beneficiary (in its individual capacity) and the Lenders as the lenders, Trustor as the borrower, and Beneficiary as the administrative agent. Capitalized terms used herein but not defined herein have the meanings given them in the Credit Agreement.

        Pursuant to the Credit Agreement, Beneficiary and the Lenders have agreed to make loans and letters of credit available to Trustor in the aggregate maximum principal amount (including future advances) of up to $350,000,000 (collectively, the “Loan”). The Credit Agreement also provides for certain interest rate hedging arrangements entered into with the

Lenders with respect to the indebtedness under the Credit Agreement (the “Secured Swap Agreements”) to be secured by this Deed of Trust.

        1.    Grant in Trust and Secured Obligations

1.1 Grant in Trust. For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2, Trustor hereby irrevocably and unconditionally grants, conveys, transfers and assigns to Trustee, in trust for the benefit of Beneficiary, with power of sale and right of entry and possession, all estate, right, title and interest which Trustor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):

(a) The real property located in the County of Clark, State of Nevada (the “County”), as described in Exhibit A, together with all existing and future easements and rights affording access to it (the “Land”); together with

(b) All of Trustor’s right, title and interest under and in connection with that certain Lease Agreement, dated as of May 1, 1992, by and between Empey Enterprises, a Nevada general partnership, as Lessor, and Barbary Coast Hotel and Casino, a Nevada general partnership, as Lessee, a memorandum of which was recorded on October 23, 1995, in Book 951023 as Instrument No. 01134, in the Official Records of Clark County, Nevada, and a memorandum of assignment of Lessee’s interest to Trustor which was recorded on January 26, 1996, in Book 960126 as Instrument No. 01167, in the Official Records of Clark County, Nevada (as assigned, the “Existing Lease”), including, without limitation, (i) all options to extend or renew the Existing Lease (and the leasehold estate for the term of each extension or renewal), (ii) all options and rights of first refusal contained in the Existing Lease to purchase the portion of the Land which is subject to the Existing Lease, and (iii) all of Trustor’s other rights, titles and interests under the Existing Lease; together with

(c) All buildings, structures and improvements now located or later to be constructed on the Land, all parking areas, roads, driveways, walks, fences, walls, berms, landscaping, recreation facilities, lighting facilities and other on site improvements (the “Improvements”); together with

(d) All existing and future appurtenances, privileges, easements, franchises, hereditaments and tenements of the Land, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Land, all development rights and credits, air rights, water, water courses, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant), water stock and water permits (together with the statutory right to file applications to change, and any and all applications to change the same), including any water permits, and any land lying in the streets, roads or avenues, open or proposed, in front of or adjoining the Land and Improvements; together with

(e) All existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (“Leases”, which shall not include the Existing Lease) relating to the use and enjoyment of all or any part of the Land and Improvements, whether written or oral and whether in existence at or upon the recordation of this Deed of Trust or entered into after the recordation of this Deed of Trust, and all rents, security deposits, royalties, issues, profits, receipts, earnings, revenue, income, products and proceeds and other benefits of the Land and Improvements, whether now due, past due or to become due, including all prepaid rents, security deposits, fixed, additional and contingent rents, deficiency rents and liquidated damages, license fees, occupancy charges, hotel room charges, cabana charges, casino revenues, show ticket revenues, food and beverage revenues, room service revenues, merchandise sales revenues, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air conditioning, cable and other utilities and services, instruction fees, membership charges, restaurant, snack bar and shop revenues, liquidated damages, and all other rights to payments; together with and any and all guaranties and other agreements relating to or made in connection with any of such leases; together with

(f) All real property and improvements on it, and all appurtenances and other property and interests of any kind or character, whether described in Exhibit A or not, which are reasonably necessary or desirable to promote the present and any reasonable future beneficial use and enjoyment of the Land and Improvements; together with

(g) All goods, materials, supplies, chattels, furniture, fixtures, equipment and machinery now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Land and Improvements, whether stored on the Land or elsewhere, including all pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, cable and other utility equipment and facilities, all plumbing, lighting, heating, ventilating, air conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems, all kitchen and laundry appliances, screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and property of every kind and description, all of which shall be considered to the fullest extent of the law to be real property for purposes of this Deed of Trust; together with

(h) All building materials, equipment, work in process or other personal property of any kind, whether stored on the Land or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Land or Improvements; together with

(i) All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds, cost savings, payments and deposits, room revenues, food revenues, beverage revenues and casino revenues, whether now or later to be received from third parties or deposited by Trustor with third parties (including all utility deposits), contract rights, development and use rights, governmental permits and licenses, applications, architectural and engineering plans, specifications and drawings, as-built drawings, chattel paper, instruments, documents, notes, drafts and letters of credit (other than letters of credit in favor of Beneficiary), which arise from or relate to construction on the Land or to any business now or later to be conducted on it, or to the Land and Improvements generally; together with

(j) All proceeds, including all claims to and demands for them, of the voluntary or involuntary conversion of any of the Land, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Land, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; together with

(k) All books and records pertaining to any and all of the property described above, including computer readable memory and any computer hardware or software necessary to access and process such memory (“Books and Records”); together with

(l) All proceeds of, additions and accretions to, substitutions and replacements for, and changes in any of the property described above, including all proceeds of any voluntary or involuntary disposition or claim respecting any such property (arising out of any judgment, condemnation or award, or otherwise arising) and all goods, documents, general intangibles, chattel paper and accounts, wherever located, acquired with cash proceeds of any of the foregoing or its proceeds, provided that the term “Property”, as used in this Deed of Trust, shall not include (i) any personal property or fixtures, the purchase of which was financed by a purchase money security interest, including any Capital Lease Obligation, permitted under the Credit Agreement, (ii) any capital stock or other equity interests in any gaming licensees, and (iii) any gaming licenses and liquor licenses which are not transferable.

Trustor shall and will warrant and forever defend the Property in the quiet and peaceable possession of the Trustee, its successors and assigns against all and every person or persons lawfully claiming or to claim the whole or any part thereof. Trustor agrees that any greater title to the Property hereafter acquired by Trustor during the term hereof shall be subject hereto.

1.2 Secured Obligations.

(a) Trustor makes the grant, conveyance, transfer and assignment set forth in Section 1.1 for the purpose of securing the following obligations (the “Secured Obligations”) in any order of priority that Beneficiary may choose:

(i) Payment of all obligations at any time owing under each of the promissory notes (collectively, the “Notes”) issued from time to time pursuant to the Credit Agreement, payable by Trustor, as maker, in the aggregate principal amount of up to Three Hundred Fifty Million Dollars ($350,000,000), including any and all obligations to pay interest thereon;

(ii) Payment and performance of all obligations of Trustor under this Deed of Trust;

(iii) Payment and performance of all obligations of Trustor under the Credit Agreement;

(iv) Payment and performance of any obligations of Trustor under any of the “Loan Documents,” as defined in the Credit Agreement, which are executed by Trustor;

(v) Payment and performance of all future advances and other obligations that Trustor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Beneficiary and/or any of the Lenders, when a writing evidences the parties’ agreement that the advance or obligation be secured by this Deed of Trust;

(vi) Payment and performance of the obligations of Trustor under each Secured Swap Agreement; and

(vii) Payment and performance of all modifications, amendments, extensions and renewals, however evidenced, of any of the Secured Obligations.

(b) All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations. Such terms include any provisions in the Notes or the Credit Agreement which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

1.3 Future Advances (NRS 106.300, et seq). It is the intention of Trustor, Beneficiary and the Lenders that this Deed of Trust is an “instrument” (as defined in NRS 106.330, as amended or recodified from time to time) which secures “future advances” (as defined in NRS 106.320, as amended or recodified from time to time) and which is governed pursuant to NRS 106.300 through 106.400, as amended or recodified from time to time (“NRS” means Nevada Revised Statutes). It is the intention of the parties that the Secured Obligations include the obligation of the Trustor to repay “future advances” of “principal” (as defined in NRS 106.345, as amended or recodified from time to time) in an amount up to the Commitment which is initially $350,000,000, and that the lien of this Deed of Trust secures the obligation of Trustor to repay all such “future advances” with the priority set forth in NRS 106.370(1), as amended or recodified from time to time.

2. Assignment of Rents

2.1 Assignment. Subject to Section 2.2 hereof, effective upon the recordation of this Deed of Trust, Trustor hereby irrevocably, absolutely, presently and unconditionally assigns to Beneficiary all rents, royalties, issues, profits, revenue, income and proceeds of the Property, including the fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities, whether now due, past due or to become due, including all prepaid rents and security deposits (some or all collectively, as the context may require, “Rents”). This is an absolute assignment, not an assignment for security only.

2.2 Grant of License. Beneficiary hereby confers upon Trustor a license (“License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 6.2, shall exist and be continuing. If an Event of Default has occurred and is continuing, Beneficiary shall have the right, which it may choose to exercise in its sole discretion, to terminate this License without notice to or demand upon Trustor, and without regard to the adequacy of Beneficiary’s security under this Deed of Trust.

2.3 Collection and Application of Rents. Subject to the License granted to Trustor under Section 2.2, Beneficiary has the right, power and authority to collect any and all Rents. Subject to applicable Gaming Laws, Trustor hereby appoints Beneficiary its attorney-in-fact to perform any and all of the following acts, if and at the times when Beneficiary in its sole discretion may so choose:

(a) Demand, receive and enforce payment of any and all Rents; or

(b) Give receipts, releases and satisfactions for any and all Rents; or

(c) Sue either in the name of Trustor or in the name of Beneficiary for any and all Rents.

Beneficiary’s right to the Rents does not depend on whether or not Beneficiary takes possession of the Property as permitted under Subsection 6.3(c). In Beneficiary’s sole discretion, Beneficiary may choose to collect Rents either with or without taking possession of the Property. Beneficiary shall apply all Rents collected by it in the manner provided under Section 6.6. If an Event of Default occurs while Beneficiary is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Deed of Trust, Beneficiary, Trustee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Deed of Trust and at law and in equity, including the right to exercise the power of sale granted under Section 1.1 and Subsection 6.3(g).

2.4 Beneficiary Not Responsible. Under no circumstances shall Beneficiary have any duty to produce Rents from the Property. Regardless of whether or not Beneficiary, in person or by agent, takes actual possession of the Land and Improvements, Beneficiary is not and shall not be deemed to be:

(a) A “mortgagee in possession” for any purpose; or

(b) Responsible for performing any of the obligations of the lessor under any lease; or

(c) Responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or

(d) Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

2.5 Trustor shall not accept any deposit or prepayment of Rents for any rental period exceeding two (2) months without Beneficiary’s prior written consent, which shall not be unreasonably withheld or delayed. Trustor shall not lease the Property or any part of it in a manner which would violate the Credit Agreement.

3. Grant of Security Interest

3.1 Security Agreement. The parties intend for this Deed of Trust to create a lien on and security interest in the Property, and an absolute assignment of the Rents and the Leases, all in favor of Beneficiary. The parties acknowledge that some of the Property and some of the Rents and Leases may be determined under applicable law to be personal property or fixtures. To the extent such Property, Rents or Leases constitute personal property, Trustor, as debtor, hereby grants to Beneficiary, as secured party, a security interest in all such Property, Rents and Leases, to secure payment and performance of the Secured Obligations, and Trustor, as debtor, also has granted a security interest in such Property, Rents and Leases pursuant to that certain Amended and Restated Security Agreement dated as of September 26, 2003, executed by Trustor, as debtor, in favor of Beneficiary, as secured party. This Deed of Trust constitutes a security agreement under the Nevada Uniform Commercial Code, as amended or recodified from time to time, covering all such Property, Rents and Leases. To the extent such Property, Rents or Leases are not real property encumbered by the lien created by Section 1.1, above, and are not absolutely assigned by the assignment set forth in Section 2.1, above, it is the intention of the parties that such Property, Rents and/or Leases shall constitute “proceeds, product, offspring, rents or profits” (as defined in and for the purposes of Section 552(b) of the United States Bankruptcy Code, as such Section may be modified or supplemented) of the Land and Improvements, and/or “fees, charges, accounts, or other payments for the use or occupancy of rooms and other public facilities in . . . lodging properties,” as applicable (as such terms are defined in and for the purpose of Section 552(b) of the United States Bankruptcy Code, as such Section may be modified or supplemented).

3.2 Financing Statements. Trustor shall execute one or more financing statements and such other documents as Beneficiary may from time to time reasonably require to perfect or continue the perfection of Beneficiary’s security interest in any Property, Rents or Leases. Notwithstanding anything contained herein, Trustor shall not be required under any circumstance to take any further action to perfect any interest granted to Beneficiary in any cage cash, deposit accounts, markers, instruments or other cash items which are used in connection with the casino operations of Trustor. Trustor shall pay all reasonable fees and costs that Beneficiary may incur in filing such documents in public offices and in obtaining such record searches as Beneficiary may reasonably require. If Trustor fails to execute any financing statements or other documents for the perfection or continuation of any security interest, Trustor hereby appoints Beneficiary as its true and lawful attorney-in-fact (which appointment is irrevocable and coupled with an interest) to execute any such documents on its behalf. If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Deed of Trust or the rights or obligations of the parties under it.

4. Fixture Filing

4.1 Fixture Filing. This Deed of Trust constitutes a financing statement filed as a fixture filing under NRS 104.9502 of the Nevada Uniform Commercial Code, as amended or recodified from time to time, covering any Property which now is or later may become fixtures attached to the Land or Improvements. In connection therewith, the addresses of Trustor, as debtor, and Beneficiary, as secured party, are as set forth in Section 8.12, below. The foregoing address of Beneficiary, as secured party, is also the address from which information concerning the security interest may be obtained by any interested party. The property subject to this fixture filing is described in Section 1.1, above. Portions of the property subject to this fixture filing as identified in this Section are or are to become fixtures related to the real estate described in Exhibit A attached hereto.

5. Rights and Duties of the Parties

5.1 Representations and Warranties. Trustor represents and warrants that, except as previously disclosed to Beneficiary in a writing making reference to this Section 5.1:

(a) As to Parcel 1 referenced on Exhibit A attached hereto, Trustor lawfully possesses and holds the tenant’s interest in the Existing Lease and title to all of the Improvements. As to Parcel II referenced on Exhibit A attached hereto, Trustor lawfully possesses and holds fee simple title to all of the Land and Improvements;

(b) Trustor has the full and unlimited power, right and authority to encumber the Property and assign the Rents;

(c) Trustor’s rights in the Property include all property and rights which are reasonably necessary to promote the present and any reasonable future beneficial use and enjoyment of the Land and Improvements as a hotel casino;

(d) Trustor owns any Property which is personal property free and clear of any security agreements (except as identified in Section 3.1 hereof), reservations of title or conditional sales contracts not of record or not approved by or in favor of Beneficiary; and

(e) Trustor’s place of business, or its chief executive office if it has more than one place of business, is located at the address specified below.

5.2 Taxes and Assessments. Trustor shall pay prior to delinquency all taxes, levies, charges and assessments, including assessments on appurtenant water stock, imposed by any public or quasi-public authority or utility company (collectively, “Impositions”) which are (or if not paid, may become) a lien on all or part of the Property or any interest in it, or which may cause any decrease in the value of the Property or any part of it. If any such taxes, levies, charges or assessments become delinquent, Beneficiary may require Trustor to present evidence that they have been paid in full, on thirty (30) days’ written notice by Beneficiary to Trustor. Notwithstanding the foregoing, Trustor shall not be required to pay any Imposition so long as (i) its validity is being actively contested in good faith and by appropriate proceedings, and (ii) Trustor has demonstrated to Beneficiary’s reasonable satisfaction that leaving such Imposition unpaid pending the outcome of such proceedings could not result in conveyance of the Property in satisfaction of such Imposition or otherwise impair Beneficiary’s interest under this Deed of Trust.

5.3 Performance of Secured Obligations. Trustor shall promptly pay and perform each Secured Obligation in accordance with its terms.

5.4 Liens, Charges and Encumbrances. Trustor shall immediately discharge any Lien on the Property which Beneficiary has not consented to in writing, except Permitted Encumbrances and Permitted Rights of Others. Trustor shall pay when due each obligation secured by or reducible to a Lien, charge or encumbrance which now does or later may encumber or appear to encumber all or part of the Property or any interest in it, whether the Lien, charge or encumbrance is or would be senior or subordinate to this Deed of Trust, except any Permitted Encumbrances and Permitted Rights of Others. This Section 5.4 is subject to Trustor’s right, granted in the Credit Agreement, to contest in good faith claims and liens for labor done and materials and services furnished in connection with construction of the Improvements and the right of Trustor to contest Liens by appropriate proceedings diligently pursued provided Trustor has established and maintained reserves therefor which are reasonably acceptable to the Administrative Agent.

5.5 Damages and Insurance and Condemnation Proceeds

(a) Trustor hereby absolutely and irrevocably assigns to Beneficiary, and authorizes the payor to pay to Beneficiary the following claims, causes of action, awards, payments and rights to payment:

(i) All awards of damages and all other compensation payable directly or indirectly because of a condemnation, proposed condemnation or taking for public or private use which affects all or part of the Property or any interest in it;

(ii) All other awards, claims and causes of action, arising out of any warranty affecting all or any part of the Property, or for damage or injury to or decrease in value of all or part of the Property or any interest in it;

(iii) All proceeds of any insurance policies payable because of loss sustained to all or part of the Property in excess of $250,000; and

(iv) All interest which may accrue on any of the foregoing.

(b) Trustor shall immediately notify Beneficiary in writing if:

(i) Any damage occurs or any injury or loss is sustained in the amount of $250,000 or more to all or part of the Property, or any action or proceeding relating to any such damage, injury or loss is commenced; or

(ii) Any offer is made, or any action or proceeding is commenced, which relates to any actual or proposed condemnation or taking of all or part of the Property.

(c) If Beneficiary chooses to do so, Beneficiary may in its own name appear in or prosecute any action or proceeding to enforce any cause of action based on warranty, or for damage, injury or loss to all or part of the Property, and Beneficiary may make any compromise or settlement of the action or proceeding. Beneficiary, if it so chooses, may participate in any action or proceeding relating to condemnation or taking of all or part of the Property, and may join Trustor in adjusting any loss covered by insurance.

(d) All proceeds of these assigned claims, other property and rights which Trustor may receive or be entitled to shall be paid to Beneficiary. In each instance, Beneficiary shall apply such proceeds first toward reimbursement of all of Beneficiary’s reasonable costs and expenses of recovering the proceeds, including reasonable attorneys’ fees. Such attorneys’ fees shall include the reasonably allocated costs for services of in-house counsel. If, in any instance, each and all of the following conditions are satisfied in Beneficiary’s reasonable judgment, Beneficiary must permit Trustor to use the balance of such proceeds (“Net Claims Proceeds”) to pay costs of repairing or reconstructing the Property in the manner described below:

(i) The plans and specifications, cost breakdown, construction contract, construction schedule, contractor and payment and performance bond for the work of repair or reconstruction must all be reasonably acceptable to Beneficiary;

(ii) Beneficiary must receive evidence reasonably satisfactory to it that after repair or reconstruction, the Property would be not substantially less valuable than prior to the damage or condemnation;

(iii) The Net Claims Proceeds must be sufficient in Beneficiary’s reasonable determination to pay for the total cost of repair or reconstruction, including all associated development costs and interest projected to be payable on the Secured Obligations until the repair or reconstruction is complete; or Trustor must provide its own funds in an amount equal to the difference between the Net Claims Proceeds and a reasonable estimate, made by Trustor and found acceptable by Beneficiary, of the total cost of repair or reconstruction; and

(iv) No Event of Default shall have occurred and be continuing.

If Beneficiary finds that such conditions have been met, Beneficiary shall hold the Net Claims Proceeds and any funds which Trustor is required to provide in an interest-bearing account and shall disburse them to Trustor to pay costs of repair or reconstruction monthly as incurred, subject to a 10% retention, to be disbursed upon presentation of evidence reasonably satisfactory to Beneficiary that repair or reconstruction has been completed satisfactorily and lien-free. Disbursements hereunder shall first be made from Net Claims Proceeds prior to reducing amounts contributed by Trustor. Any funds remaining upon the completion of the repair or reconstruction shall be immediately returned to Trustor. However, if Beneficiary finds that one or more of such conditions have not been satisfied, Beneficiary may apply the Net Claims Proceeds to pay or prepay (without premium) some or all of the Secured Obligations in such order and proportions as Beneficiary in its sole discretion may choose.

(e) Trustor hereby specifically, unconditionally and irrevocably waives all rights of a property owner under all laws, including NRS 37.115, as amended or recodified from time to time, which provide for allocation of condemnation proceeds between a property owner and a lienholder, and any other law or successor statute of similar import. Trustor hereby specifically, unconditionally and irrevocably waives all right to recover against Beneficiary or any Lender (or any officer, employee, agent or representative of Beneficiary or any Lender) for any loss incurred by Trustor from any cause insured against or required by any Loan Document to be insured against; provided, however, that this waiver of subrogation shall not be effective with respect to any insurance policy if the coverage thereunder would be materially reduced or impaired as a result.

5.6 Maintenance and Preservation of Property

(a) Trustor shall insure the Property as required by the Credit Agreement and keep the Property in good condition and repair, reasonable wear and tear excepted.

(b) Trustor shall not remove or demolish the Property or any part of it with a fair market value reasonably determined by Beneficiary to be in excess of $2,000,000, or materially alter, restore or add to the Property (except as permitted by the Credit Agreement), or initiate or allow any change in any zoning or other land use classification which materially affects the Property or any part of it, except as permitted or required by the Loan Documents or with Beneficiary’s express prior written consent in each instance.

(c) If all or material part of the Property becomes damaged or destroyed, Trustor shall promptly and completely repair and/or restore the Property in a good and workmanlike manner in accordance with sound building practices, provided that Beneficiary agrees to disburse insurance proceeds to pay costs of the work of repair or reconstruction under Section 5.5.

(d) Trustor shall not commit or allow any act upon or use of the Property which would violate: (i) any applicable law or order of any governmental authority in any material respect, whether now existing or later to be enacted; or (ii) any public or private covenant, condition, restriction or equitable servitude affecting the Property. Trustor shall not bring or keep any article on the Property or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Trustor on the Property or any part of it under the Credit Agreement.

(e) Trustor shall not commit or allow waste of the Property.

(f) Trustor shall perform all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value.

5.7 Insurance

(a) Trustor shall maintain the following insurance with respect to the Property:

(i) Trustor shall provide, maintain and keep in force at all times during any period of construction with respect to the portion of the Property affected by such construction a policy or policies of builder’s “all risk” insurance in nonreporting form in an amount not less than the full insurable current value of such portion of the Property on a replacement cost basis. The policy or policies shall insure against loss or damage by hazards customarily included within such “all risk” policies and any other risks or hazards which Beneficiary may reasonably specify (and shall include boiler and machinery insurance), and each shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Beneficiary.

(ii) Trustor shall provide, maintain and keep in force at all times for all portions of the Property not covered by a policy or policies described in Section 5.7(a)(i), above, a policy or policies of fire and hazards “all risk” insurance providing extended coverage, in an amount not less than the full insurable value of such portions of the Property on a replacement cost basis. The policy or policies shall insure against loss or damage by hazards customarily included within “all risk” and “extended coverage” policies and any other risks or hazards which Beneficiary may reasonably specify (and shall include boiler and machinery insurance), and each shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Beneficiary.

(iii) Trustor shall provide, maintain and keep in force at all times for all portions of the Property any policy or policies of business interruption insurance that Beneficiary reasonably requires (including insurance against income loss during a period of at least one (1) year), and each such policy shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Beneficiary.

(iv) Trustor shall provide, maintain and keep in force at all times a policy or policies of comprehensive liability insurance naming Beneficiary as Administrative Agent as additional insured, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, with a limit of not less than One Hundred Million Dollars ($100,000,000). Such insurance shall be primary and noncontributory with any other insurance carried by Beneficiary.

(v) Trustor shall provide, maintain and keep in force at all times such policies of worker’s compensation insurance as may be required by applicable laws (including employer’s liability insurance, if reasonably required by Beneficiary), covering all required employees of Trustor and each required contractor and subcontractor.

(vi) Trustor shall provide, maintain and keep in force at all times any and all additional insurance, as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Trustor operates, that Beneficiary in its reasonable judgment may from time to time require.

(b) All such policies of insurance shall be issued by companies approved by Beneficiary having a minimum A.M. Best’s rating of A-. The limits, coverage, forms, deductibles, inception and expiration dates and cancellation provisions of all such policies shall be reasonably acceptable to Beneficiary. Each property insurance policy maintained in connection with any of the Property shall contain a Lender’s Loss Payable Endorsement (Form 438 BFU or equivalent) in favor of Beneficiary, and shall provide that all proceeds be payable to Beneficiary to the extent of its interest in accordance with this Deed of Trust. Each liability insurance policy maintained in connection with any of the Property shall name Beneficiary, as Administrative Agent for the Lenders, as additional insured. An approval by Beneficiary is not, and shall not be deemed to be, a representation of the solvency of any insurer or the sufficiency of any amount of insurance. Each policy of insurance required hereunder shall provide that it may not be modified or canceled without at least thirty days’ prior written notice to Beneficiary, and shall permit a waiver of subrogation by Trustor in favor of Beneficiary and the Lenders.

(c) Upon reasonable notice from Beneficiary, Trustor shall supply Beneficiary with certificates of each policy required hereunder and any other policy of insurance maintained in connection with any of the Property, together with an original or underlyer of each such policy and all endorsements thereto. When any insurance policy required hereunder expires, Trustor shall furnish Beneficiary with proof acceptable to Beneficiary that the policy has been reinstated or a new policy issued, continuing in force the insurance covered by the policy which expired. If Trustor fails to pay any such premium, Beneficiary shall have the right, but not the obligation, to obtain current coverage and advance funds to pay the premiums for it. Trustor shall repay Beneficiary immediately on demand for any advance for such premiums, which shall be considered to be an additional loan to Trustor bearing interest at the Default Rate, and secured by this Deed of Trust and any other collateral held by Beneficiary in connection with the Secured Obligations.

5.8 Trustee's Acceptance of Trust. Trustee accepts this trust when this Deed of Trust is recorded.

5.9 Releases, Extensions, Modifications and Additional Security

(a) From time to time, Beneficiary may perform any of the following acts without incurring any liability or giving notice to any person, and without affecting the personal liability of any person for the payment of the Secured Obligations (except as provided below), and without affecting the security hereof for the full amount of the Secured Obligations on all Property remaining subject hereto, and without the necessity that any sum representing the value of any portion of the Property affected by the Beneficiary’s action be credited on the Secured Obligations:

(i) Release any person liable for payment of any Secured Obligation;

(ii) Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

(iii) Accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security; or

(iv) Alter, substitute or release any property securing the Secured Obligations.

(b) From time to time when requested to do so by Beneficiary in writing, Trustee may perform any of the following acts without incurring any liability or giving notice to any person:

(i) Consent to the making of any plat or map of the Property or any part of it;

(ii) Join in granting any easement or creating any restriction affecting the Property;

(iii) Join in any subordination or other agreement affecting this Deed of Trust or the lien of it; or

(iv) Reconvey the Property or any part of it without any warranty.

5.10 Reconveyance. When all of the Secured Obligations have been paid in full, Beneficiary shall request Trustee in writing to reconvey the Property, and shall surrender this Deed of Trust and all notes and instruments evidencing the Secured Obligations to Trustee. When Trustee receives Beneficiary’s written request for reconveyance and all fees and other sums owing to Trustee by Trustor, Trustee shall promptly reconvey the Property, or so much of it as is then held under this Deed of Trust, without warranty to the person or persons legally entitled to it. Such person or persons shall pay any costs of recordation. In the reconveyance, the grantee may be described as “the person or persons legally entitled thereto,” and the recitals of any matters or facts shall be conclusive proof of their truthfulness. Neither Beneficiary nor Trustee shall have any duty to determine the rights of persons claiming to be rightful grantees of any reconveyance. The Trustee shall confirm the release of its lien on any personal property disposed of in accordance with the Credit Agreement.

5.11 Compensation, Exculpation

(a) Trustor agrees to pay reasonable fees as may be charged by Beneficiary and Trustee subject to the maximum amounts legally permitted, or reasonable fees as may be charged by Beneficiary and Trustee when the law provides no maximum limit, for any services that Beneficiary or Trustee may render in connection with this Deed of Trust, including Beneficiary’s providing a statement of the Secured Obligations or Trustee’s rendering of services in connection with a reconveyance. Trustor shall also pay or reimburse all of Beneficiary’s and Trustee’s reasonable costs and expenses which may be incurred in rendering any such services. Trustor further agrees to pay or reimburse Beneficiary for all reasonable costs, expenses and other advances which may be incurred or made by Beneficiary or Trustee in any efforts to enforce any terms of this Deed of Trust, including any rights or remedies afforded to Beneficiary or Trustee or both of them under Section 6.3, whether any lawsuit is filed or not, or in defending any action or proceeding arising under or relating to this Deed of Trust, including reasonable attorneys’ fees and other legal costs, costs of any Foreclosure Sale (as defined in Subsection 6.3(h)) incurred in accordance with applicable law, and any cost of evidence of title. If Beneficiary chooses to dispose of Property through more than one Foreclosure Sale, Trustor shall pay all costs, expenses or other advances that may be incurred or made by Trustee or Beneficiary in each of such Foreclosure Sales.

(b) Beneficiary shall not be directly or indirectly liable to Trustor or any other person as a consequence of any of the following:

(i) Beneficiary’s exercise of or failure to exercise any rights, remedies or powers granted to Beneficiary in this Deed of Trust;

(ii) Beneficiary’s failure or refusal to perform or discharge any obligation or liability of Trustor under any agreement related to the Property or under this Deed of Trust; or

(iii) Any loss sustained by Trustor or any third party resulting from Beneficiary’s failure to lease the Property, or from any other act or omission of Beneficiary in managing the Property, after an Event of Default, unless the loss is caused by the gross negligence, willful misconduct or bad faith of Beneficiary.

To the extent permitted by applicable law, Trustor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Beneficiary.

(c) Trustor shall pay all obligations to pay money arising under this Section within ten Banking Days of demand by Trustee or Beneficiary. Each such obligation shall be added to, and considered to be part of, the principal of the Notes, and shall bear interest from the date the obligation arises at the Default Rate described in the Credit Agreement.

5.12 Defense and Notice of Claims and Actions. At Trustor’s sole expense, Trustor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Deed of Trust and the rights and powers of Beneficiary and Trustee created under it against all adverse claims. Trustor shall give Beneficiary and Trustee prompt notice in writing if any claim is asserted which does or could affect any of such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

5.13 Substitution of Trustee. From time to time, Beneficiary may substitute a successor to any Trustee named in or acting under this Deed of Trust in any manner now or later to be provided at law, or by a written instrument executed and acknowledged by Beneficiary and recorded in the office of the Clark County Recorder. Any such instrument shall be conclusive proof of the proper substitution of the successor Trustee, who shall, automatically upon recordation of the instrument, succeed to all estate, title, rights, powers and duties of the predecessor Trustee without conveyance from it.

5.14 Subrogation. Beneficiary shall be subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Beneficiary in accordance with this Deed of Trust or with the proceeds of any loan secured by this Deed of Trust.

5.15 Site Visits, Observation and Testing. Subject to compliance with Gaming Laws, including restrictions on access to security and surveillance systems and the casino cage, Beneficiary and its agents and representatives shall have the right at any reasonable time and upon reasonable prior notice to enter and visit the Property for the purpose of inspecting construction, performing appraisals, observing the Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Property. Beneficiary has no duty, however, to visit or observe the Property or to conduct tests, and no site visit, observation or testing by Beneficiary, its agents or its representatives shall impose any liability on Beneficiary, its agents or its representatives, provided that Beneficiary shall indemnify Trustor against and hold Trustor harmless from all losses and damages which Trustor may suffer or incur as a result of the gross negligence or willful misconduct of Beneficiary, its agents or its representatives in connection with any site visit, observation or testing conducted by Beneficiary, its agents or its representatives pursuant to this Section. In no event shall any site visit, observation or testing by Beneficiary, its agents or its representatives be a representation that “Hazardous Materials” (as defined in the Credit Agreement) are or are not present in, on, or under the Property, or that there has been or shall be compliance with any law, regulation or ordinance pertaining to Hazardous Materials or any other applicable governmental law. Neither Trustor nor any other party is entitled to rely on any site visit, observation or testing by Beneficiary, its agents or its representatives. Beneficiary owes no duty of care to protect Trustor or any other party against, or to inform Trustor or any other party of, any Hazardous Materials or any other adverse condition affecting the Property. Beneficiary, its agents or its representatives shall give Trustor reasonable notice before entering the Property. Beneficiary, its agents or its representatives shall not interfere with Trustor’s use of the Property in exercising any rights provided in this Section except in the case of emergency.

5.16 Notice of Change. Trustor shall give Beneficiary written notice within thirty days of any change in (a) the location of Trustor’s place of business or its chief executive office if it has more than one place of business, (b) the location of any of the Property, including the Books and Records and (c) Trustor’s name or business structure. Unless otherwise reasonably approved by Beneficiary in writing, all Property that consists of personal property (other than the Books and Records) will be located on the Land except in the ordinary course of business or as permitted in the Credit Agreement and all Books and Records will be located at Trustor’s place of business or chief executive office if Trustor has more than one place of business.

5.17 Title Insurance. At any time and from time to time at the reasonable request of Beneficiary, Trustor, at its sole cost and expense, shall deliver to Beneficiary title insurance indorsements and reinsurance issued by title insurance companies, all in form and substance reasonably satisfactory to Beneficiary, with respect to this Deed of Trust, including CLTA 122 endorsements insuring that each advance is secured by this Deed of Trust (without any exception not set forth in the policy of title insurance insuring this Deed of Trust other than (i) liens for real estate taxes and assessments not yet due and payable, (ii) Permitted Encumbrances and (iii) any matters insured to be subordinate to this Deed of Trust), and CLTA 101.4 endorsements insuring the priority of the Deed of Trust over any mechanic’s lien. Beneficiary consents to the issuance of all title insurance by Nevada Title Company and the reinsurers designated as of the Closing Date.

6. Accelerating Transfers, Default and Remedies

6.1 Accelerating Transfers

(a) “Accelerating Transfer” means any sale, contract to sell, conveyance, encumbrance, lease or other transfer of all or any material part of the Property or any interest in it (and not leases made in the ordinary course of business and provided that no Default or Event of Default exists), whether voluntary, involuntary, by operation of law or otherwise which is not permitted under the Credit Agreement, and any “Change of Control” described in the Credit Agreement.

(b) Trustor acknowledges that Beneficiary is making advances under the Credit Agreement in reliance on the expertise, skill and experience of Trustor; thus, the Secured Obligations include material elements similar in nature to a personal service contract. In consideration of Beneficiary’s reliance, Trustor agrees that Trustor shall not make any Accelerating Transfer, unless the transfer is preceded by Beneficiary’s express written consent to the particular transaction and transferee. Beneficiary may withhold such consent in its sole discretion. If any Accelerating Transfer occurs, Beneficiary, in its sole discretion may declare all of the Secured Obligations to be immediately due and payable, and Beneficiary and Trustee may invoke any rights and remedies provided by Section 6.3 of this Deed of Trust.

6.2 Events of Default. Trustor will be in default under this Deed of Trust upon the occurrence of any one or more of the following events (some or all collectively, “Events of Default;” any one singly, an “Event of Default”):

(a) Trustor fails to pay any principal indebtedness secured hereby when due; or

(b) Trustor fails to perform any obligation arising under this Deed of Trust and does not cure that failure within any applicable cure period provided for in the Credit Agreement; or

(c) Trustor or any other “borrower” (as that term is defined in NRS 106.310, as amended or recodified from time to time) who may send a notice pursuant to NRS 106.380(1), as amended or recodified from time to time, with respect to this Deed of Trust, (i) delivers, sends by mail or otherwise gives, or purports to deliver, send by mail or otherwise give, to Beneficiary or any Lender (A) any notice of an election to terminate the operation of this Deed of Trust as security for any Secured Obligation (including, without limitation, any obligation to repay any “future advance” (as defined in NRS 106.320, as amended or recodified from time to time) of “principal” (as defined in NRS 106.345, as amended or recodified from time to time)), or (B) any other notice pursuant to NRS 106.380(1), as amended or recodified from time to time, (ii) records a statement pursuant to NRS 106.380(3), as amended or recodified from time to time or (iii) causes this Deed of Trust, any Secured Obligation, Beneficiary or any Lender to be subject to NRS 106.380(2), 106.380(3) or 106.400, as amended or recodified from time to time; or

(d) An Event of Default (as defined in the Credit Agreement) occurs and remains continuing under the Credit Agreement.

6.3 Remedies. At any time after the occurrence of an Event of Default (following expiration of any applicable cure period), Beneficiary and Trustee will be entitled to invoke any and all of the following rights and remedies, all of which will be cumulative, and the exercise of any one or more of which shall not constitute an election of remedies:

(a) Acceleration. Subject to applicable Gaming Laws, Beneficiary may declare any or all of the Secured Obligations to be due and payable immediately.

(b) Receiver. Subject to applicable Gaming Laws, Beneficiary may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property; and Beneficiary may request, in connection with any foreclosure proceeding hereunder, that the Nevada Gaming Commission petition a District Court of the State of Nevada for the appointment of a supervisor to conduct the normal gaming activities on the Property following such foreclosure proceeding.

(c) Entry. Subject to applicable Gaming Laws, Beneficiary, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Beneficiary may in its sole discretion consider necessary and appropriate to protect the security of this Deed of Trust. Such other things may include: taking and possessing all of Trustor’s or the then owner’s Books and Records; entering into, enforcing, modifying, or canceling leases on such terms and conditions as Beneficiary may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Trustor; completing construction; and/or contracting for and making repairs and alterations. If Beneficiary so requests, Trustor shall assemble all of the Property that has been removed from the Land and make all of it available to Beneficiary at the site of the Land. Trustor hereby irrevocably constitutes and appoints Beneficiary as Trustor’s attorney-in-fact to perform such acts and execute such documents as Beneficiary in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Trustor’s name on any instruments. Regardless of any provision of this Deed of Trust or the Credit Agreement, Beneficiary shall not be considered to have accepted any property other than cash or immediately available funds in satisfaction of any obligation of Trustor to Beneficiary, unless Beneficiary has given express written notice of Beneficiary’s election of that remedy in accordance with the Nevada Uniform Commercial Code, as it may be amended or recodified from time to time.

(d) Cure; Protection of Security. Either Beneficiary or Trustee may cure any breach or default of Trustor, and if it chooses to do so in connection with any such cure, Beneficiary or Trustee may also, subject to applicable Gaming Laws, enter the Property and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect the security of this Deed of Trust, including, without limitation, the right to complete the Improvements. Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Beneficiary or Trustee under, this Deed of Trust; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Beneficiary’s or Trustee’s sole judgment is or may be senior in priority to this Deed of Trust, such judgment of Beneficiary or Trustee to be conclusive as among the parties to this Deed of Trust; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under the Credit Agreement; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Beneficiary or Trustee. Beneficiary and Trustee may take any of the actions permitted under this Subsection 6.3(d) either with or without giving notice to any person.

(e) Uniform Commercial Code Remedies. Subject to applicable Gaming Laws, Beneficiary may exercise any or all of the remedies granted to a secured party under the NRS 104.9101 et seq. (the Nevada enactment of Article 9 of the Uniform Commercial Code).

(f) Judicial Action. Beneficiary may bring an action in any court of competent jurisdiction to foreclose this instrument or to obtain specific enforcement of any of the covenants or agreements of this Deed of Trust.

(g) Power of Sale. Under the power of sale hereby granted, Beneficiary shall have the discretionary right to cause some or all of the Property, including any Property which constitutes personal property to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law and Gaming Laws.

(i) Sales of Personal Property.

(A) For purposes of this power of sale, Beneficiary may elect to treat as personal property any Property which is intangible or which can be severed from the Land or Improvements without causing structural damage. If it chooses to do so, Beneficiary may dispose of any personal property separately from the sale of real property, in any manner permitted by or under the NRS, including any public or private sale, or in any manner permitted by any other applicable law.

(B) The following provision shall apply in the absence of any specific statutory requirement which permits or requires a different notice period: In connection with any sale or other disposition of such Property, Trustor agrees that the following procedures constitute a commercially reasonable sale: Beneficiary shall mail written notice of the sale to Trustor not later than forty-five (45) days prior to such sale. Once per week during the four weeks immediately preceding such sale, Beneficiary will publish notice of the sale in a local daily newspaper of general circulation. Upon receipt of any written request, Beneficiary will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours. Notwithstanding any provision to the contrary, Beneficiary shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale. The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

(ii) Trustee’s Sales of Real Property or Mixed Collateral.

(A) Beneficiary may choose to dispose of some or all of the Property which consists solely of real property in any manner then permitted by applicable law. In its discretion, Beneficiary may also or alternatively choose to dispose of some or all of the Property, in any combination consisting of both real and personal property, together in one sale to be held in accordance with the law and procedures applicable to real property. Trustor agrees that such a sale of personal property together with real property constitutes a commercially reasonable sale of the personal property. For purposes of this power of sale, either a sale of real property alone, or a sale of both real and personal property together in accordance with law, will sometimes be referred to as a “Trustee’s Sale.”

(B) Before any Trustee’s Sale, Beneficiary or Trustee shall give and record such notice of default and election to sell as may then be required by law. When all time periods then legally mandated have expired, and after such notice of sale as may then be legally required has been given, Trustee may sell the property being sold at a public auction to be held at the time and place specified in the notice of sale. Neither Trustee nor Beneficiary shall have any obligation to make demand on Trustor before any Trustee’s Sale. From time to time in accordance with then applicable law, Trustee may, and in any event at Beneficiary’s request shall, postpone any Trustee’s Sale by public announcement at the time and place noticed for that sale.

(C) At any Trustee’s Sale, Trustee shall sell to the highest bidder at public auction for cash in lawful money of the United States. Trustee shall execute and deliver to the purchaser(s) a deed or deeds conveying the property being sold without any covenant or warranty whatsoever, express or implied. The recitals in any such deed of any matters or facts, including any facts bearing upon the regularity or validity of any Trustee’s Sale, shall be conclusive proof of their truthfulness. Any such deed shall be conclusive against all persons as to the facts recited in it.

(h) Single or Multiple Foreclosure Sales. If the Property consists of more than one lot, parcel or item of property, Beneficiary may:

(i) Designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(ii) Elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under the power of sale granted in Subsections 6.3(g) and 6.7, or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Beneficiary may deem to be in its best interests (any such sale or disposition, a “Foreclosure Sale;” any two or more, “Foreclosure Sales”).

If Beneficiary chooses to have more than one Foreclosure Sale, Beneficiary at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Beneficiary may deem to be in its best interests. No Foreclosure Sale shall terminate or affect the liens of this Deed of Trust on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

6.4 Credit Bids. At any Foreclosure Sale, any person, including Trustor, Trustee or Beneficiary, may bid for and acquire the Property or any part of either to the extent permitted by then applicable law. Instead of paying cash for such property, Beneficiary may settle for the purchase price by crediting the sales price of the property against the following obligations:

(a) First, the portion of the Secured Obligations attributable to the expenses of sale incurred in accordance with applicable law, costs of any action and any other sums for which Trustor is obligated to pay or reimburse Beneficiary or Trustee under this Deed of Trust; and

(b) Second, all other Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose.

6.5 Application of Foreclosure Sale Proceeds. Beneficiary and Trustee shall apply the proceeds of any Foreclosure Sale in the following manner:

(a) First, to pay the portion of the Secured Obligations attributable to the expenses of sale incurred in accordance with applicable law, costs of any action and any other sums for which Trustor is obligated to reimburse Beneficiary or Trustee under Section 5.11;

(b) Second, to pay the portion of the Secured Obligations attributable to any sums expended or advanced by Beneficiary or Trustee under the terms of this Deed of Trust which then remain unpaid;

(c) Third, to pay all other Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose; and

(d) Fourth, to remit the remainder, if any to the person or persons entitled to it.

6.6 Application of Rents and Other Sums. Beneficiary shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Beneficiary may receive or collect under Section 6.3, in the following manner:

(a) First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Trustee, Beneficiary or any receiver in accordance with applicable law;

(b) Second, to pay all other Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose; and

(c) Third, to remit the remainder, if any, to the person or persons entitled to it. Beneficiary shall have no liability for any funds which it does not actually receive.

6.7 Incorporation of Certain Nevada Covenants. Covenants Nos. 1, 2 (full replacement value), 3, 4 (at the applicable Default Rate), 5, 6, 7 (reasonable), 8 and 9 of NRS 107.030, where not in conflict with the provisions of the Loan Documents, are hereby adopted and made a part of this Deed of Trust. Upon any Event of Default by Trustor hereunder, Beneficiary may (a) declare all sums secured immediately due and payable without demand or notice or (b) have a receiver appointed as a matter of right without regard to the sufficiency of said property or any other security or guaranty and without any showing as required by NRS §107.100. All remedies provided in this Deed of Trust are distinct and cumulative to any other right or remedy under this Deed of Trust or afforded by law or equity and may be exercised concurrently, independently or successively. The sale of said property conducted pursuant to Covenants Nos. 6, 7 and 8 of NRS §107.030 may be conducted either as to the whole of said property or in separate parcels and in such order as Trustee may determine.

        7.    Leasehold Mortgage Provisions. The provisions of this Section 7 shall apply in the event that, and so long as, any portion of the Property consists of Trustor’s interests as tenant under any lease or leases (collectively, including the Existing Lease, the “Ground Leases”). Unless otherwise expressly provided, the lien of this Deed of Trust shall encumber all of Trustor’s rights and interests under and in connection with any Ground Lease, including without limitation renewal and extension rights, options to expand, and purchase options (all of which rights shall be collectively referred to herein as a “Ground Leasehold”). Trustor hereby agrees, with respect to each Ground Lease, as follows:

7.1 Trustor shall timely perform its obligations in connection with each Ground Lease. Without limiting the generality of Section 6.3(d), above, Trustor specifically acknowledges Beneficiary’s right, while any default by Trustor under any Ground Lease remains uncured, to perform the defaulted obligations and take all other actions which Beneficiary deems necessary to protect its interests with respect thereto, and Trustor hereby irrevocably appoints Beneficiary its true and lawful attorney-in-fact (which appointment is irrevocable and coupled with an interest) in its name or otherwise to execute all documents, and perform all other acts, which Beneficiary reasonably deems necessary to preserve its or Trustor’s rights with respect to any Ground Lease.

7.2 Trustor shall not, without Beneficiary’s prior written consent, modify, or cause or permit the termination of, any Ground Lease, or waive or in any way release the landlord under any Ground Lease of or from any obligation or condition.

7.3 Trustor shall notify Beneficiary promptly in writing of (i) the occurrence of any default by the landlord under any Ground Lease and (ii) the receipt by Trustor of any notice claiming the occurrence of any default by Trustor under any Ground Lease or the occurrence of any event which, with the passage of time or the giving of notice or both, would constitute a default by Trustor under any Ground Lease (and Trustor shall also promptly deliver a copy of any such notice to Beneficiary).

7.4 Unless Beneficiary otherwise consents in writing, so long as any Secured Obligation remains outstanding, neither the fee title to, nor any other estate or interest in, the real property subject to any Ground Lease shall merge with any Ground Leasehold, notwithstanding the union of such estates in the landlord or the tenant or in a third party. Any acquisition of the landlord’s interest in any Ground Lease by Trustor or any affiliate of Trustor shall be accomplished in such a manner as to avoid a merger of the interests of landlord and tenant unless Beneficiary consents to such merger in writing.

7.5 If Trustor acquires fee title to any portion of the real property subject to any Ground Lease, this Deed of Trust shall automatically be a lien on such fee title.

7.6 Unless required by the express terms of the applicable Ground Lease, Trustor shall not subordinate any Ground Lease or Ground Leasehold to any deed of trust or other encumbrance of, or lien on, any interest in the real property subject to such Ground Leasehold without the prior written consent of Beneficiary. Any such subordination without such consent shall, at Beneficiary’s option, be void.

7.7 All subleases entered into by Trustor with respect to all or any portion of the Property (and all existing subleases modified by Trustor) shall provide that such subleases are subordinate to the lien of this Deed of Trust and any modifications of this Deed of Trust and the obligations secured hereby and that, if Beneficiary forecloses under this Deed of Trust or enters into a new lease with any landlord under any Ground Lease pursuant to the provisions for a new lease, if any, contained in the applicable Ground Lease or in any other document or agreement, the subtenant shall attorn to Beneficiary or its assignee and the sublease shall remain in full force and effect in accordance with its terms notwithstanding the termination of the applicable Ground Lease.

7.8 Trustor shall exercise any option or right to renew or extend the term of any Ground Lease at least six months prior to the date of termination of any such option or right, shall give immediate written notice thereof to Beneficiary, and shall execute, deliver and record any documents requested by Beneficiary to evidence the lien of this Deed of Trust on such extended or renewed lease term. If Trustor fails to exercise any such option or right as required herein, Beneficiary may exercise the option or right as Trustor’s agent and attorney-in-fact pursuant to this Deed of Trust, or in Beneficiary’s own name or in the name of and on behalf of a nominee of Beneficiary, as Beneficiary chooses in its absolute discretion.

7.9 As security for the Secured Obligations, Trustor hereby assigns to Beneficiary a security interest in all prepaid rents and security deposits and all other security which the landlords under the Ground Leases hold for the performance of Trustor’s obligations thereunder.

7.10 Promptly upon demand by Beneficiary, Trustor shall use reasonable efforts to obtain from the landlord under any Ground Lease and furnish to Beneficiary an estoppel certificate of such landlord stating the date through which rent has been paid, whether or not there are any defaults, and the specific nature of any claimed defaults.

7.11 Trustor shall notify Beneficiary promptly in writing of any request by either party to any Ground Lease for arbitration, appraisal or other proceedings relating to any Ground Lease and of the institution of any such proceeding, and shall promptly deliver to Beneficiary a copy of all determinations in any such proceeding. Beneficiary shall have the right, following written notice to Trustor, to participate in any such proceeding in association with Trustor or on its own behalf as an interested party. Trustor shall notify Beneficiary promptly in writing of the institution of any legal proceeding involving obligations under any Ground Lease, and Beneficiary may intervene in any such legal proceeding and be made a party. Trustor shall promptly provide Beneficiary with a copy of any decision rendered in connection with any such proceeding.

7.12 To the extent permitted by law, the price payable by Trustor or any other party in the exercise of the right of redemption, if any, from any sale under, or decree of foreclosure of, this Deed of Trust shall include all rents and other amounts paid and other sums advanced by Beneficiary on behalf of Trustor as the tenant under the Ground Leases.

7.13 In addition to all other Events of Default described in this Deed of Trust, the occurrence of any of the following shall be an Event of Default hereunder:

(a) A breach or default by Trustor under any Ground Lease, subject to any applicable cure period; or

(b) The occurrence of any event or circumstance which gives the landlord under any Ground Lease a right to terminate such Ground Lease.

7.14 As used in this Deed of Trust, the “Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as modified and/or recodified from time to time. Notwithstanding anything to the contrary contained herein with respect to any Ground Lease:

(a) The lien of this Deed of Trust attaches to all of Trustor’s rights under Subsection 365(h) of the Bankruptcy Code, including without limitation any and all elections to be made thereunder, any and all rights under any Ground Lease which Trustor is entitled to retain pursuant to 11 U.S.C. § 365(h)(1)(A)(ii) in the event of a rejection under the Bankruptcy Code of such Ground Lease by the landlord thereunder (or any trustee thereof), and any and all rights of offset under or as described in 11 U.S.C. § 365(h)(1)(B).

(b) Trustor acknowledges and agrees that, as the beneficiary under this Deed of Trust and by operation of 11 U.S.C. §365(h)(1)(D), Beneficiary has, and until this Deed of Trust has been fully reconveyed continuously shall have, whether before or after any default under any of the Secured Obligations or the taking of any action to enforce any of Beneficiary’s rights and remedies under this Deed of Trust or any foreclosure sale hereunder, the complete, unfettered and exclusive right, in its sole and absolute discretion, to elect (the “365(h) Election”) whether (i) any Ground Lease that has been rejected under the Bankruptcy Code by the landlord thereunder (or any trustee therefor) shall be treated as terminated under 11 U.S.C. §365(h)(1)(A)(i), or (ii) the rights under such Ground Lease that are in or appurtenant to the real property, as described in 11 U.S.C. §365(h)(1)(A)(ii), should be retained pursuant to that subsection. To the extent that, notwithstanding the preceding sentence and 11 U.S.C. §365(h)(1)(D), Trustor now or at any time in the future has any right to make, or to participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease, Trustor hereby absolutely assigns and conveys to Beneficiary any and all such rights, and all of Trustor’s right, title, and interest therein, which may be used and exercised by Beneficiary completely, exclusively, and without any restriction whatsoever, in Beneficiary’s sole and absolute discretion, whether before or after any default upon any of the Secured Obligations, the taking of any action to enforce any of Beneficiary’s rights and remedies under this Deed of Trust, or any foreclosure sale hereunder. Trustor hereby unconditionally and irrevocably appoints Beneficiary as its attorney-in-fact (which appointment is coupled with an interest) to exercise Trustor’s right, if any, to make, or participate in or otherwise in any matter affect the making of, the 365(h) Election with respect to any Ground Lease. Trustor shall not in any manner impede or interfere with any action taken by Beneficiary and, at the request of Beneficiary, Trustor shall take or join in the taking of any action to make, or participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease, in such manner as Beneficiary determines in its sole and absolute discretion. Unless and until instructed to do so by Beneficiary (as determined by Beneficiary in its sole and absolute discretion), Trustor shall not take any action to make, or participate in or otherwise in any manner affect the making of, the 365(h) Election with respect to any Ground Lease, including in particular, but without limitation, any election to treat any Ground Lease as terminated. Beneficiary shall have no obligation whatsoever to Trustor or any other person or entity in connection with the making of the 365(h) Election with respect to any Ground Lease or any instruction by Beneficiary to Trustor given, withheld or delayed in respect thereof, nor shall Beneficiary have any liability to Trustor or any other person or entity arising from any of the same.

(c) As security for the Secured Obligations, Trustor hereby irrevocably assigns to Beneficiary all of Trustor’s rights to damages arising from any rejection by any landlord (or any trustee thereof) of any Ground Lease under the Bankruptcy Code. Beneficiary and Trustor shall proceed jointly or in the name of Trustor in respect of any claim or proceeding relating to the rejection of any Ground Lease, including without limitation the right to file and prosecute any proofs of claim, complaints, motions and other documents in any case in respect of such landlord under the Bankruptcy Code. This assignment shall continue in effect until all of the Secured Obligations have been satisfied in full. Any amounts received by Beneficiary or Trustor as damages arising from the rejection of any Ground Lease as aforesaid shall be applied first to all costs reasonably incurred by Beneficiary (including attorneys’ fees) in connection with this subsection (c) and then in accordance with other applicable provisions of this Deed of Trust.

(d) If, pursuant to the Bankruptcy Code, Trustor seeks to offset against the rent reserved in any Ground Lease the amount of any damages caused by the nonperformance of the landlord’s obligations after the rejection by the landlord (or any trustee thereof) of such Ground Lease, Trustor shall, prior to effecting such offset, notify Beneficiary in writing of its intent to do so, setting forth the amounts proposed to be offset and, in the event that Beneficiary objects, Trustor shall not effect any offset of the amounts to which Beneficiary objects. If Beneficiary fails to object within 10 days following receipt of such notice, Trustor may offset the amounts set forth in Trustor’s notice.

(e) If any legal proceeding is commenced with respect to any Ground Lease in connection with any case under the Bankruptcy Code, Beneficiary and Trustor shall cooperatively conduct any such proceeding with counsel reasonably agreed upon between Trustor and Beneficiary. Trustor shall, upon demand, pay to Beneficiary all costs (including attorneys’ fees) reasonably incurred by Beneficiary in connection with any such proceeding.

(f) Trustor shall immediately notify Beneficiary orally upon learning of any filing by or against any landlord of a petition under the Bankruptcy Code. Trustor shall thereafter promptly give written notice of such filing to Beneficiary, setting forth any information available to Trustor with respect to the date of such filing, the court in which such petition was filed, and the relief sought therein. Trustor shall promptly deliver to Beneficiary all notices, pleadings and other documents received by Trustor in connection with any such proceeding.

7.15 No maintenance, repair or other obligation of Trustor hereunder which relates to the “Property” shall apply to any Ground Leasehold with respect to which the applicable Ground Lease imposes such obligation on the landlord so long as (a) Trustor does not own the landlord’s interest; (b) such landlord is performing such obligation in accordance with the terms of such Ground Lease; and (c) the Ground Lease has not been rejected by the landlord (or any trustee thereof) under the Bankruptcy Code.

7.16 The generality of the provisions of this Deed of Trust shall not be limited by any provision of this Section 7 that sets forth particular obligations of Trustor as the tenant under the Ground Leases.

7.17 Trustor hereby represents and warrants to Beneficiary as follows:

(a) The Existing Lease is in full force and effect;

(b) Trustor owns the entire tenant’s interest under the Existing Lease and has the right under the Existing Lease to execute this Deed of Trust; and

(c) No default under the Existing Lease remains uncured, nor has any event occurred which, with the passage of time or service of notice or both, would constitute such a default.

8. Miscellaneous Provisions

8.1 Additional Provisions. The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Deed of Trust. The Loan Documents also grant further rights to Beneficiary and contain further agreements and affirmative and negative covenants by Trustor which apply to this Deed of Trust and to the Property.

8.2 No Waiver or Cure

(a) Each waiver by Beneficiary or Trustee must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Beneficiary or Trustee to take action on account of any default of Trustor. Consent by Beneficiary or Trustee to any act or omission by Trustor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Beneficiary’s or Trustee’s consent to be obtained in any future or other instance.

(b) If any of the events described below occurs, that event alone shall not: cure or waive any breach, Event of Default or notice of default under this Deed of Trust or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults under the Loan Documents have been cured); or impair the security of this Deed of Trust; or prejudice Beneficiary, Trustee or any receiver in the exercise of any right or remedy afforded any of them under this Deed of Trust; or be construed as an affirmation by Beneficiary of any tenancy, lease or option, or a subordination of the lien of this Deed of Trust:

(i) Beneficiary, its agent or a receiver takes possession of all or any part of the Property in the manner provided in Subsection 6.3(c).

(ii) Beneficiary collects and applies Rents as permitted under Sections 2.3 and 6.6, either with or without taking possession of all or any part of the Property.

(iii) Beneficiary receives and applies to any Secured Obligation proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Beneficiary under Section 5.5.

(iv) Beneficiary makes a site visit, observes the Property and/or conducts tests as permitted under this Deed of Trust or under the Credit Agreement.

(v) Beneficiary receives any sums under this Deed of Trust or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(vi) Beneficiary, Trustee or any receiver invokes any right or remedy provided under this Deed of Trust.

8.3 Powers of Beneficiary and Trustee

(a) Trustee shall have no obligation to perform any act which it is empowered to perform under this Deed of Trust unless it is requested to do so in writing and is reasonably indemnified against loss, cost, liability and expense.

(b) If either Beneficiary or Trustee performs any act which it is empowered or authorized to perform under this Deed of Trust or the Credit Agreement, that act alone shall not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien of this Deed of Trust on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations. The liability of the original Trustor shall not be released or changed if Beneficiary grants any successor in interest to Trustor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation. Beneficiary shall not be required to comply with any demand by the original Trustor that Beneficiary refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest.

(c) Beneficiary may take any of the actions permitted under Subsections 6.3(b), 6.3(c), 6.7 hereunder and/or the Credit Agreement regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Deed of Trust.

(d) From time to time, Trustor, Beneficiary or Trustee may apply to any court of competent jurisdiction for aid and direction in executing the trust and enforcing the rights and remedies created under this Deed of Trust. Trustor, Beneficiary or Trustee may from time to time obtain orders or decrees directing, confirming or approving acts in executing this trust and enforcing these rights and remedies.

8.4 Merger. No merger shall occur as a result of Beneficiary’s acquiring any other estate in or any other lien on the Property unless Beneficiary consents to a merger in writing.

8.5 Joint and Several Liability. If Trustor consists of more than one person, each shall be jointly and severally liable for the faithful performance of all of Trustor’s obligations under this Deed of Trust.

8.6 Applicable Law. This Deed of Trust shall be governed by Nevada law.

8.7 Successors in Interest. The terms, covenants and conditions of this Deed of Trust shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. However, this Section 8.7 does not waive the provisions of Section 6.1.

8.8 Interpretation

(a) Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Deed of Trust are for convenience only and do not define or limit any terms or provisions. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

(b) The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

(c) No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Deed of Trust. The Exhibit to this Deed of Trust is hereby incorporated in this Deed of Trust.

(d) The terms of the Credit Agreement shall prevail over the terms of this Deed of Trust in the event of any conflict.

8.9 In-House Counsel Fees. Whenever Trustor is obligated to pay or reimburse Beneficiary or Trustee for any attorneys’ fees, those fees shall include the reasonably allocated costs for services of in-house counsel.

8.10 Waiver of Marshaling. Trustor waives all rights, legal and equitable, it may now or hereafter have to require marshaling of assets or to require upon foreclosure sales of assets in a particular order, including any rights provided by NRS 100.040 and 100.050, as such Sections may be amended or recodified from time to time. Each successor and assign of Trustor, including any holder of a lien subordinate to this Deed of Trust, by acceptance of its interest or lien agrees that it shall be bound by the above waiver, as if it had given the waiver itself.

8.11 Severability. If any provision of this Deed of Trust should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and in no way affect the validity of this Deed of Trust.

8.12 Notices. Trustor hereby requests that a copy of notice of default and notice of sale be mailed to it at the address set forth below. That address is also the mailing address of Trustor as debtor under the Nevada Uniform Commercial Code. Beneficiary’s address given below is the address for Beneficiary as secured party under the Nevada Uniform Commercial Code.

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“Trustor” COAST CASINOS, INC., a Nevada corporation
By:	/s/ Gage Parrish
Gage Parrish, VP/CFO
Printed Name and Title
Address Where Notices to Trustor Are to Be Sent:
Coast Hotels and Casinos, Inc. 4500 West Tropicana Road Las Vegas, Nevada 89103
Address Where Notices to Trustee Are to Be Sent:
Equitable Deed Company 555 South Flower Street Los Angeles, California 90071
Address Where Notices to Beneficiary Are to Be Sent:
Bank of America, N.A. 555 South Flower Street Los Angeles, California 90071 Attention: Janice Hammond, Vice President

State of Nevada County of Clark This instrument was acknowledged before me on 25 September ,2003, by Gage Parrish as VP/CFO of Coast Hotels and Casinos, Inc.

/s/Cynthia L. Hutchins
Notary Public

EXHIBIT A

EXHIBIT A to DEED OF TRUST executed as of September 26, 2003, by COAST HOTELS AND CASINOS, INC., a Nevada corporation, as “Trustor”, to EQUITABLE DEED COMPANY, as “Trustee”, for the benefit of BANK OF AMERICA, N.A., a national banking association formerly known as Bank of America National Trust and Savings Association, as “Beneficiary.”

All that certain real property located in the County of Clark, State of Nevada, described as follows:

PARCEL I (BARBARY COAST HOTEL):

That portion of the Northwest Quarter (NW1/4) of the Northwest Quarter (NW1/4) of Section 21, Township 21 South, Range 61 East, M.D.M., described as follows:

COMMENCING at the Northwest (NW) corner of said Section 21, South 88(Degree)05'38” East along the North line of said Section 21, a distance of 155.55 feet to a point on the East line of U. S. Highway No. 91, as conveyed by the Southern Nevada Power Company to the State of Nevada by Deed recorded January 23, 1943 as Document No. 159436, Clark County, Nevada Records, the TRUE POINT OF BEGINNING; thence South 00(Degree)02’ East along the said East line, a distance of 200.11 feet to a point; thence South 88(Degree)05'38” East parallel to the said North line, a distance of 500.00 feet to a point; thence North 00(Degree)02’ West parallel to the said East line, a distance of 200.11 feet to a point on the said North line; thence North 88(Degree)05'38” West along the said North line, a distance of 500.00 feet to the TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM the Easterly 30.00 feet thereof.

ALSO, a portion of the North 200.00 feet of the Northwest Quarter (NW1/4) of the Northwest Quarter (NW1/4) of Section 21, Township 21 South, Range 61 East, M.D.M., and being a portion of that certain right-of-way (150.00 feet wide) granted to the State of Nevada by Southern Nevada Power Co. on January 23, 1943 and recorded as Document No. 159436 in Book 43 of Deeds, Pages 191 and 192, Clark County, Nevada Records. The parcel of land to be conveyed is that portion of the above referred to right-of-way described as follows: to wit:

BEING all of the aforementioned right-of-way lying right or Easterly of a line located 50.00 feet right or Easterly of and parallel to the “0” line centerline of U. S. Highway No. 91 (S.R.6) as staked and constructed in 1951 and lying right or Easterly of Highway Engineer’s Station “0” 934, approximately to Highway Engineer’s Station “0” 936, approximately, and being that parcel remised, released and quitclaimed unto the Southern Nevada Power Co. by the State of Nevada, by Quitclaim Deed dated December 20, 1957 and recorded January 10, 1958 as Document No. 122228, Official Records, Book No. 149, Clark County, Nevada.

FURTHER EXCEPTING THEREFROM the interest in and to the South 40 feet of the hereinabove described parcel of land as conveyed to the County of Clark for road purposes by Deed recorded September 9, 1953 as Document No. 413334, Official Records of Clark County, Nevada.

FURTHER EXCEPTING THEREFROM the Northerly 10.00 feet of the Southerly 50.00 feet, together with that certain radius in the Southwest corner thereof bounded as follows: On the West side by the East line of U. S. Highway 91, on the South side by the North line of the South 50.00 feet and on the Northeast side by the arc of a circle concave to the Northeast having a radius of 25.00 feet that is tangent to the East line of U. S. Highway 91 and tangent to the North line of said South 50.00 feet as conveyed to the County of Clark by Deed recorded November 6, 1985 in Book 2213 as Document No. 2172026.

PARCEL II (BARBARY COAST PARKING):

A portion of the North 200.00 feet of the North Half (N1/2) of the Northwest Quarter (NW1/4) of Section 21, Township 21 South, Range 61 East, M.D.M., Clark County, Nevada; more particularly described as follows:

All that land as shown and delineated on that certain Record of Survey on file at the Clark County Recorder’s Office at file 124, Page 81 and described as: BEGINNING at a point on the North line of the Northwest Quarter (NW1/4) of the Northwest Quarter (NW1/4) of said Section 21, that is South 88(Degree)25'17” East, 625.29 feet from the Northwest corner of said Section 21; Thence along said North line, South 88(Degree)25'17” East, 716.76 feet to the Northeast corner of the Northwest Quarter (NW1/4) of the Northwest Quarter (NW1/4), said Northeast corner also being located on the West line of the Official Plat of FLAMINGO ESTATES, as recorded in Book 5, Page 22, Clark County, Nevada Records; Thence South 00(Degree)55'35” East, 144.14 feet along the East line of the Northwest Quarter (NW1/4) of the Northwest Quarter (NW1/4) coincidental with the West line of said FLAMINGO ESTATES, to a point on the North line of Flamingo Road, so-called:

Thence Westerly, along the North line of said Flamingo Road per Order of Condemnation, Book 950430, Document No. 00882, Clark County, Nevada Records, the following Eleven (11) courses:

(1)     North 88(Degree)25'67” West, 92.14 feet; and (2) North 58(Degree)25'17” West, 9.73 feet; and (3) South 00(Degree)58'34” East, 13.11 feet; and (4) North 89(Degree)41'40” West, 169.64 feet; and (5) North 88(Degree)25'17” West, 349.21 feet; and (6) North 01(Degree)34'43” East, 3.00 feet; and (7) North 88(Degree)25'17" West, 5.00 feet; and (8) North 01(Degree)34'43” East, 3.00 feet; and (9) North 88(Degree)25'17” West, 15.00 feet; and (10) South 01(Degree)34'43” West, 6.00 feet; and (11) North 88(Degree)25'17” West 78.70 feet;

Thence departing said North line of Flamingo Road, North 00(Degree)27'50” West, 156.10 feet to the POINT OF BEGINNING.